FOR IMMEDIATE RELEASE

For more information contact:


                           Financial: Charles L. Szews
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (920) 233-9332

                              Media: Kirsten Skyba
                                           Vice President, Communications
                                           (920) 233-9621


         OSHKOSH TRUCK REPORTS FOURTH QUARTER EPS UP 48.0% TO $0.74 AND
        FISCAL YEAR 2003 EPS UP 25.6% TO $2.16; INCREASES FISCAL 2004 EPS
                              EXPECTATIONS TO $2.45


     OSHKOSH, WIS. (October 28, 2003) - Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that net income increased 26.9 percent to $75.6 million, or $2.16 per share, for its fiscal year ended September 30, 2003, on sales of $1.93 billion. This compares with net income of $59.6 million, or $1.72 per share, on sales of $1.74 billion for fiscal 2002. These results exceeded Oshkosh's most recent earnings expectations of $2.00 per share for fiscal 2003. Oshkosh also increased its earnings estimate for fiscal 2004 results to $2.45 per share.

     Sales increased 6.5 percent in the fourth quarter of fiscal 2003 to $508.1 million. Operating income increased 38.7 percent to $43.6 million, or 8.6 percent of sales, compared to $31.4 million, or 6.6 percent of sales, in the prior year's fourth quarter. Net income was up 50.8 percent in the fourth quarter to $26.0 million, or $0.74 per share, compared to $17.2 million, or $0.50 per share, in the prior year quarter. Significant factors impacting fourth quarter results

                                   -Continued-
included a cumulative adjustment to increase margins on the Company's long-term Medium Tactical Vehicle Replacement ("MTVR") contract with the U.S. Marine Corps from 4.3% to 5.5% ($0.17 per share) and a favorable income tax audit settlement concluded in the quarter ($0.10 per share) which were partially offset by charges related to the early retirement of the Company's $100.0 million 8 3/4% senior subordinated notes ($0.11 per share) and engineering and development costs for the continued roll-out of the Revolution(TM) drum ($0.07 per share).

     Robert G. Bohn, chairman, president and chief executive officer, stated, "Fourth quarter operating results were strong, with particularly noteworthy contribution from our defense business. During the quarter, defense operating income benefited from production cost reduction initiatives implemented during fiscal 2003 that supported a margin increase on the MTVR contract, and, from the increased sales volume in parts attributable to the high-use truck environment during the current conflicts in Iraq and Afghanistan. In light of the suppressed municipal market, our fire and emergency business delivered strong results, higher orders and increased backlog. In our concrete placement business, we have seen a stabilization effect in recent months, and I'm hopeful this is the first indication of a modest market rebound for fiscal 2004. On a less positive note, the fundamentals in the refuse hauling markets in the U.S. and Europe remain difficult. Overall, fiscal 2003 performance speaks to the validity of our diversified business model."

     "To put our 2003 product development accomplishments into perspective, we introduced the first side roll protection system in the fire service, finalized the design, material composition and testing for the first-ever composite concrete mixer drum, are in the midst of engineering a production-ready version of the first hybrid electric drive for heavy trucks, and introduced a new

                                   -Continued-
refuse hauling body design to the European market. All provide reason to be optimistic regarding sales and margin performance in fiscal 2004," said Bohn.

     Factors affecting fourth quarter results for the Company's business segments included:

     Fire and emergency--Fire and emergency segment sales declined 3.3 percent, to $132.1 million for the quarter. Operating income was down 23.4 percent to $11.6 million, or 8.8 percent of sales, compared to prior year operating income of $15.2 million, or 11.1 percent of sales. The lower sales and earnings resulted from lower spending by municipal and state governments due to budget constraints and an adverse product mix.

     Defense--Defense sales increased 18.3 percent to $199.2 million for the quarter, largely due to shipments of the Heavy Equipment Transporter to the U.K. Ministry of Defence and increased parts sales during the quarter. Operating income in the fourth quarter was up 180.8 percent to $35.5 million, or 17.8 percent of sales, compared to prior year operating income of $12.6 million, or
7.5 percent of sales. Earnings for the current year quarter reflect a $9.2 million cumulative catch-up adjustment to operating income on the Company's MTVR contract as a result of positive cost performance. The Company increased MTVR margins during the quarter to 5.5 percent compared to the previous 4.3 percent rate. Earnings for the current year quarter also benefited from increased sales of higher-margin parts and heavy trucks, as well as lower bid and proposal spending.

     Commercial--Commercial sales increased 2.7 percent to $179.1 million for the quarter. Operating income decreased 38.4 percent to $6.1 million, or 3.4 percent of sales, compared to 5.7 percent of sales in the prior year quarter. Unit sales volumes declined in all product lines during the fourth quarter, but segment sales increased due to a higher mix of package sales of

                                   -Continued-
truck bodies and purchased chassis. All of the decline in operating income for the quarter resulted from substantial investments in engineering and development related to the planned roll-out of the Company's Revolution(TM) composite concrete mixer drum technology to new markets.

     Corporate and other--Operating expenses and inter-segment profit elimination increased $3.3 million to $9.7 million, largely due to higher variable incentive compensation expense, costs to implement the requirements of the Sarbanes-Oxley Act and investments in additional personnel and services. Net interest expense for the quarter decreased $1.0 million to $2.8 million, compared to the prior year quarter. Lower interest costs were largely due to debt reduction resulting from "performance-based" payments received on the multi-year MTVR and Family of Heavy Tactical Vehicles contracts and cash flow from operations. Non-operating income in the fourth quarter of fiscal 2003 includes a $6.3 million charge related to the early retirement of the Company's $100.0 million 8 3/4 percent senior subordinated notes due March 2008. The debt prepayment was made from available cash and borrowings under the Company's revolving credit facility. Fiscal 2003 income tax expense includes a $3.4 million reduction as a result of a favorable settlement of an income tax audit which was concluded during the fourth quarter of fiscal 2003.

     Following the early repayment of the senior subordinated notes, total debt declined to $53.1 million at September 30, 2003, a reduction of $96.8 million since September 30, 2002.

     Full Year Results

     The Company reported that net income increased 26.9 percent to $75.6 million, or $2.16 per share, for the year on sales of $1.93 billion compared to $59.6 million, or $1.72 per share, for fiscal 2002, on sales of $1.74 billion. Operating income rose 16.3 percent to $129.2 million, or 6.7 percent of sales, compared to $111.1 million, or 6.4 percent of sales, in fiscal 2002.


                                   -Continued-

Dividend Announcement
---------------------

     Oshkosh Truck Corporation's Board of Directors declared a quarterly dividend of $0.05 per share for Class A Common Stock and $0.0575 per share for Common Stock. These dividends, unchanged from the immediately preceding quarter, will be payable November 13, 2003, to shareholders of record as of November 6, 2003.

     The Company will comment on fourth quarter earnings and expectations for fiscal 2004 during a live conference call at 11:00 a.m. Eastern Standard Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for twelve months at this website.

     Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh(R), McNeilus(R), Pierce(R), Medtec(R), Geesink and Norba brand names. Oshkosh's products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.


                                   -Continued-

Forward-Looking Statements
--------------------------

     This press release contains statements that the Company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "expects," "intends," "estimates," "anticipates," or "believes" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the success of the launch of the Revolution composite concrete mixer drum, the outcome of defense truck procurement competitions, the cyclical nature of the Company's commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company's expectations for fiscal 2004 are based in part on certain assumptions made by the Company, including, without limitation, those relating to concrete placement activity; anticipated sales of the Revolution composite concrete mixer drum; the performance of the U.S. and European economies generally, when the Company will receive sales orders and payments; achieving cost reductions, production and margin levels under the MTVR contract, the FHTV contract and for international defense trucks; level of U.S. Department of Defense procurement of replacement parts; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba sales and operating income; spending on bid and proposal activities and pre-contract costs; interest costs; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission, including the Form 8-K filed today.


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                               Three Months Ended                            Year Ended
                                                                  September 30,                             September 30,
                                                      --------------------------------------      ----------------------------------
                                                            2003                 2002                 2003                2002
                                                      ------------------    ----------------      --------------     ---------------
                                                                        (In thousands, except per share amounts)

Net sales                                                     $ 508,114           $ 476,962          $1,926,010          $1,743,592
Cost of sales                                                   421,242             405,276           1,634,095           1,483,126
                                                      ------------------    ----------------      --------------     ---------------

Gross income                                                     86,872              71,686             291,915             260,466

Operating expenses:
      Selling, general and administrative                        41,693              38,694             156,266             143,330
      Amortization of purchased intangibles                       1,620               1,597               6,450               6,018
                                                      ------------------    ----------------      --------------     ---------------

Total operating expenses                                         43,313              40,291             162,716             149,348
                                                      ------------------    ----------------      --------------     ---------------

Operating income                                                 43,559              31,395             129,199             111,118

Other income (expense):
      Interest expense                                           (3,316)             (4,018)            (13,495)            (21,266)
      Interest income                                               558                 260               1,358               1,160
      Miscellaneous, net                                         (6,442)             (1,182)             (6,582)             (1,555)
                                                      ------------------    ----------------      --------------     ---------------
                                                                 (9,200)             (4,940)            (18,719)            (21,661)
                                                      ------------------    ----------------      --------------     ---------------

Income before provision for income taxes
      and equity in earnings of unconsolidated
      partnership                                                34,359              26,455             110,480              89,457

Provision for income taxes                                        8,953               9,999              37,131              32,285
                                                      ------------------    ----------------      --------------     ---------------

Income before equity in earnings of
      unconsolidated partnership                                 25,406              16,456              73,349              57,172

Equity in earnings of unconsolidated
      partnership, net of income taxes                              599                 793               2,271               2,426
                                                      ------------------    ----------------      --------------     ---------------
Net income                                                     $ 26,005            $ 17,249            $ 75,620            $ 59,598
                                                      ==================    ================      ==============     ===============


Earnings per share                                               $ 0.75              $ 0.51              $ 2.22              $ 1.77

Earnings per share assuming dilution                             $ 0.74              $ 0.50              $ 2.16              $ 1.72

Weighted average shares outstanding:
      Basic                                                      34,504              33,795              34,099              33,642
      Assuming dilution                                          35,355              34,703              34,985              34,570

Cash dividends:
      Class A Common Stock                                    $ 0.05000           $ 0.03750           $ 0.17500           $ 0.15000
      Common Stock                                            $ 0.05750           $ 0.04313           $ 0.20125           $ 0.17250


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                              September 30,                    September 30,
                                                                                  2003                             2002
                                                                           --------------------               ---------------
                                                                               (Unaudited)
                                                                                                (In thousands)
                            ASSETS
Current assets:
     Cash and cash equivalents                                                   $      19,245                $      40,039
     Receivables, net                                                                  159,752                      142,709
     Inventories                                                                       242,076                      210,866
     Prepaid expenses                                                                   10,393                        7,414
     Deferred income taxes                                                              35,092                       26,008
                                                                                 --------------               --------------
         Total current assets                                                          466,558                      427,036
Investment in unconsolidated partnership                                                21,977                       22,274
Other long-term assets                                                                   7,852                       11,625
Property, plant and equipment                                                          285,270                      261,045
Less accumulated depreciation                                                         (138,801)                    (120,684)
                                                                                 --------------               --------------
     Net property, plant and equipment                                                 146,469                      140,361
Purchased intangible assets, net                                                       102,460                      104,316
Goodwill                                                                               337,816                      318,717
                                                                                 --------------               --------------
Total assets                                                                     $   1,083,132                $   1,024,329
                                                                                 ==============               ==============


                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                            $     115,739                $     116,422
     Floor plan notes payable                                                           18,730                       23,801
     Customer advances                                                                 164,460                      119,764
     Payroll-related obligations                                                        33,712                       34,474
     Income taxes                                                                          263                        8,597
     Accrued warranty                                                                   29,172                       24,015
     Other current liabilities                                                          54,293                       47,754
     Revolving credit facility and current maturities
         of long-term debt                                                              51,625                       18,245
                                                                                 --------------               --------------
            Total current liabilities                                                  467,994                      393,072
Long-term debt                                                                           1,510                      131,713
Deferred income taxes                                                                   47,619                       39,303
Other long-term liabilities                                                             47,146                       50,481
Commitments and contingencies
Shareholders' equity                                                                   518,863                      409,760
                                                                                 --------------               --------------
Total liabilities and shareholders' equity                                       $   1,083,132                $   1,024,329
                                                                                 ==============               ==============



                                   -Continued

                            OSHKOSH TRUCK CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                                     Year Ended
                                                                                                    September 30,
                                                                                      ------------------------------------------
                                                                                            2003                     2002
                                                                                      -----------------         ----------------
                                                                                                   (In thousands)
Operating activities:
      Net income                                                                            $   75,620                $   59,598
      Non-cash and other adjustments                                                            29,952                    19,656
      Changes in operating assets and liabilities                                                 (306)                  184,714
                                                                                      -----------------          ----------------
           Net cash provided from operating activities                                         105,266                   263,968

Investing activities:
      Additions to property, plant and equipment                                               (24,673)                  (15,619)
      Proceeds from sale of assets                                                               3,777                         8
      Increase in other long-term assets                                                        (7,286)                   (7,824)
                                                                                      -----------------          ----------------
           Net cash used for investing activities                                              (28,182)                  (23,435)

Financing activities:
      Net borrowings (repayments) under revolving
           credit facility                                                                      51,400                   (65,200)
      Repayment of long-term debt                                                             (148,247)                 (144,134)
      Early extinguishment of debt                                                              (4,658)                       -
      Dividends paid                                                                            (6,390)                   (5,777)
      Other                                                                                      9,565                     2,254
                                                                                      -----------------          ----------------
           Net cash used for financing activities                                              (98,330)                 (212,857)

Effect of exchange rate changes on cash                                                            452                     1,051
                                                                                      -----------------          ----------------

Increase (decrease) in cash and cash equivalents                                               (20,794)                   28,727

Cash and cash equivalents at beginning of year                                                  40,039                    11,312
                                                                                      -----------------          ----------------

Cash and cash equivalents at end of year                                                    $   19,245                $   40,039
                                                                                      =================          ================

Supplementary disclosure:
      Depreciation and amortization                                                         $   26,120                $   25,392


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                               SEGMENT INFORMATION
                                   (Unaudited)


                                                     Three Months Ended                              Year Ended
                                                        September 30,                               September 30,
                                            --------------------------------------    ------------------------------------------
                                                  2003                 2002                  2003                   2002
                                            ------------------   -----------------    --------------------   -------------------
                                                                              (In thousands)
Net sales to unaffiliated customers:
      Commercial                                 $    179,144        $    174,392            $    741,878         $    678,334
      Fire and emergency                              132,068             136,644                 534,955              476,148
      Defense                                         199,155             168,381                 657,094              594,856
      Intersegment eliminations                        (2,253)             (2,455)                 (7,917)              (5,746)
                                            ------------------   -----------------    --------------------   -------------------

           Consolidated                          $    508,114        $    476,962            $  1,926,010         $  1,743,592
                                            ==================   =================    ====================   ===================


Operating income (expense):
      Commercial                                 $      6,141        $      9,967            $     40,188         $     47,171
      Fire and emergency                               11,619              15,164                  52,072               48,988
      Defense                                          35,458              12,626                  68,697               40,720
      Corporate and other                              (9,659)             (6,362)                (31,758)             (25,761)
                                            ------------------   -----------------    --------------------   -------------------

           Consolidated                          $     43,559        $     31,395            $    129,199         $    111,118
                                            ==================   =================    ====================   ===================


Period-end backlog:
      Commercial                                                                             $    147,132         $    139,001
      Fire and emergency                                                                          322,901              285,548
      Defense                                                                                     734,534              483,297
                                                                                      --------------------   -------------------

           Consolidated                                                                      $  1,204,567         $    907,846
                                                                                      ====================   ===================